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                                                                     EXHIBIT 2.2


                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into December 9, 1998 to be effective as of November 24, 1998, between SEAGULL ENERGY CORPORATION, a Texas corporation ("Seagull"), and OCEAN ENERGY, INC., a Delaware corporation ("OEI").

                                    RECITALS

         A. Seagull and OEI have entered into that certain Agreement and Plan of Merger, dated as of November 24, 1998 (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

         B. Seagull and OEI desire to amend the Merger Agreement as set forth in this Amendment.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, the parties hereto agree as follows:

         1. Amendment to Section 2.1(c) of the Merger Agreement. Section 2.1(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

                  "(c) The first paragraph of Article FOUR of such articles of incorporation shall be amended to read in its entirety as follows:

                  The total number of shares of stock that the corporation shall have authority to issue is 500,000,000 shares, divided into 50,000,000 shares of Preferred Stock of the par value of $1.00 per share, and 450,000,000 shares of Common Stock of the par value of $.10 per share. Each share of Common Stock shall be entitled to one vote."

         2. Amendment to Section 7.12(b) of the Merger Agreement. Section 7.12(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

                  "(b) The composition of the committees of the Board of Directors of Seagull immediately subsequent to the Effective Time (including the respective chairmen thereof) shall be as designated prior to the Effective Time in the manner set forth below until the earlier of the resignation or removal of any individual so designated or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if at any time prior to the Effective Time any director nominee designated as a member of a committee shall be unable to serve as a member of a committee (including as a chairman of any committee) at the Effective Time, the respective Board of Directors that designated such individual as provided herein shall designate another individual to serve in such individual's place. After the Effective Time, (i) a majority of the members of the Executive Committee of the Seagull Board of Directors shall be Seagull Director Nominees and the chairman of such committee shall be a Seagull Director Nominee, (ii) a majority of the members of the




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         Audit Committee of the Seagull Board of Directors shall be Seagull
         Director Nominees and the chairman of such committee shall be a Seagull Director Nominee, (iii) a majority of the members of the Compensation Committee of the Seagull Board of Directors shall be OEI Director Nominees and the chairman of such committee shall be an OEI Director Nominee, and (iv) a majority of the members of the Nominating Committee of the Seagull Board of Directors shall be OEI Director Nominees and the chairman of such committee shall be an OEI Director Nominee."

         3. Effect of Amendment. Except as expressly set forth herein, the terms and provisions of the Merger Agreement are hereby ratified and confirmed. References in any agreement, instrument or other document to the Merger Agreement shall be deemed to be a reference to the Merger Agreement as amended hereby.

         4. Counterparts. This Amendment may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes.

         5. Presentation of Composite Document. The parties agree that, even though this Amendment is not a restatement of the Merger Agreement, the parties may file with governmental authorities or present to third parties (including without limitation as part of the Joint Proxy Statement/Prospectus) a composite document that incorporates into the Merger Agreement the amendments set forth in this Amendment.

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         IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of November 24, 1998.

                                  SEAGULL ENERGY CORPORATION



                                  By:  /s/ JAMES T. HACKETT
                                      ------------------------------------------
                                       James T. Hackett
                                       President and Chief Executive Officer


                                  OCEAN ENERGY, INC.



                                  By:  /s/ JAMES C. FLORES
                                      ------------------------------------------
                                       James C. Flores
                                       President and Chief Executive Officer